August 2007	Pricing Sheet dated August 29, 2007 relating to
Preliminary Pricing Supplement No. 361 dated August 15, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
Structured Investments
Opportunities in Commodities
PLUS based on the Dow Jones–AIG Commodity IndexSM
due September 6, 2011
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – AUGUST 29, 2007
Issuer:		Morgan Stanley
Aggregate principal amount:		$1,742,000
Stated principal amount:		$1,000 per PLUS
Issue price:		100% ($1,000 per PLUS)
Pricing date:		August 29, 2007
Original issue date:		September 6, 2007 (5 business days after the pricing date)
Maturity date:		September 6, 2011
Underlying index:		Dow Jones–AIG Commodity IndexSM
Payment at maturity:
If final index value is greater than initial index value,
$1,000 + ($1,000 x upside leverage factor x index percent increase)
If final index value is less than or equal to initial index value,
$1,000 x (final index value / initial index value)
This amount will be less than or equal to the stated principal amount of $1,000.

Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		164.433(1)
Final index value:		The official settlement price of the underlying index on the index valuation date
Index valuation date:		August 25, 2011, subject to adjustment for certain market disruption events
Upside leverage factor:		190%
CUSIP:		617446R50
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public	Agent’s Commissions(2)	Proceeds to Company
	Per PLUS	$1,000	$20	$980
	Total	$1,742,000	$34,840	$1,707,160
(1)
The initial price for the underlying index will be the price published or determined by Dow Jones & Company, Inc., in conjunction with AIG Financial Products Corp., or its successor.  If the initial price as finally determined by the underlying index publisher or its successor differs from any initial price specified in this pricing sheet, we will include the definitive initial price in an amended pricing sheet or final pricing supplement.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

The PLUS are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, Inc. (“American International Group”), AIG-FP or any of their subsidiaries or affiliates.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the PLUS or any member of the public regarding the advisability of investing in securities or commodities generally or in the PLUS particularly.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THIS OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 361 dated August 15, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.